                                                                    Exhibit 23.2

                            [Letterhead of KPMG LLP]


The Board of Directors
Dime Bancorp, Inc.:

We consent to the use of our report dated January 21, 1999, incorporated by reference in the Registration Statement on Form S-8 of Dime Bancorp, Inc., relating to our audit of the consolidated statements of financial condition of Dime Bancorp, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998.



/s/ KPMG LLP
New York, New York

April 29, 1999